UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): May 8, 2006

                           RAM ENERGY RESOURCES, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

        Delaware                      000-50682                  20-0700684
----------------------------        --------------           -------------------
(State or Other Jurisdiction         (Commission               (IRS Employer
   of Incorporation)                 File Number)            Identification No.)

5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma                    74135
------------------------------------------------                -------------
  (Address of Principal Executive Offices)                        (Zip Code)

Registrant's telephone number, including area code:  (918) 663-2800

                     Tremisis Energy Acquisition Corporation
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2  Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

     Tremisis Energy Acquisition Corporation ("Tremisis") was formed in February 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in either the energy or the environmental industry.

     On May 8, 2006, Tremisis acquired RAM Energy, Inc., a Delaware corporation ("RAM") through the merger of RAM Energy Acquisition, Inc., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Tremisis, into RAM, pursuant to the Agreement and Plan of Merger dated October 20, 2005, as amended, ("Merger Agreement") among Tremisis, Merger Sub, RAM and the stockholders of RAM (the "merger"). As a result of the merger, RAM became a wholly owned subsidiary of Tremisis. Prior to its acquisition of RAM, Tremisis had not engaged in any business enterprise. As part of the merger transaction, Tremisis' name was changed to RAM Energy Resources, Inc.

     At the closing of the merger, the RAM stockholders and their designees were issued an aggregate of 25,600,000 shares of Tremisis common stock and $30.0 million of cash. The Merger Agreement provided, among other things, that, prior to the consummation of the merger, RAM was entitled to either pay its stockholders a one-time extraordinary dividend or effect one or more redemptions of a portion of its outstanding stock, although the aggregate amount of such cash payments to the RAM stockholders could not exceed the difference between $40,000,000 and the aggregate amount of cash they would receive from Tremisis in the merger. On April 6, 2006, and as permitted by the Merger Agreement, RAM redeemed a portion of its outstanding stock for an aggregate consideration of $10.0 million.

     On May 8, 2006, Tremisis and RAM issued a press release announcing the closing of the transaction ("Closing"), a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

     In connection with the approval of the above described transaction, the Tremisis stockholders adopted (i) an amendment to the Certificate of Incorporation of Tremisis to change the name of Tremisis from Tremisis Energy Acquisition Corporation to RAM Energy Resources, Inc., (ii) an amendment to the Certificate of Incorporation of Tremisis to increase the number of authorized shares of Tremisis common stock from 30,000,000 to 100,000,000, (iii) an amendment to the Certificate of Incorporation of Tremisis to remove the preamble and Sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the merger, and to redesignate Section E of Article Sixth as Article Sixth and (iv) the 2006 Long-Term Incentive Plan, which reserves a maximum of 2,400,000 shares of common stock for issuance in accordance with the plan's terms.

     Upon the Closing, Tremisis changed its name to RAM Energy Resources, Inc. and is hereinafter referred to as the "Company."

     Business

     The business of the Company is described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Business of RAM" beginning on page 81 and the description is incorporated herein by reference. In addition, during the three months ended March 31, 2006;

     o RAM participated in the drilling of 20 gross (20.00 net) development wells and three gross (1.74 net) exploratory wells. All of the development wells and one gross (.24 net) exploratory well are capable of commercial production;

     o RAM's capital expenditures totaled $5.2 million, of which approximately $4.0 million was allocated to lower risk development activities, $0.1 million to unproved property acquisition costs and the remaining $1.1 million was allocated to exploration activities;

     o RAM drilled 20 net wells in the Electra/Burkburnet area, of which 14 were completed as producing wells and six of which were in various stages of completion at the end of the first quarter. RAM owns a 100% working interest in, and operates all 20 of, the wells;

     o The aggregate net production attributable to RAM's interest in the Electra/Burkburnet properties was 165,475 Bbls of oil and 9,650 Bbls of NGLs, or 175,125 Boe, and the average daily production from these properties for the period was 1,839 Bbls of oil and 107 Bbls of NGLs, or 1,946 Boe per day;

     o The aggregate net production attributable to RAM's interest in the Egan Field properties was 4,652 Bbls of oil and 99 MMcf of natural gas, or 21,152 Boe, and the average daily production from these properties was 235 Boe per day;

     o The aggregate net production attributable to RAM's interest in the Boonsville shallow gas properties (above the Marble Falls) was 4,980 Bbls of oil, 108 MMcf of natural gas and 21,044 Bbls of NGLs, or 44,024 Boe, and the average daily production from these properties was 55 Bbls of oil, 1,200 Mcf of natural gas and 234 Bbls of NGLs, or 489 Boe per day;

     o The aggregate net production attributable to RAM's interest in the currently producing Barnett Shale wells was 1,488 Bbls of oil and 97 MMcf of natural gas and the average daily production from these properties was 17 Bbls of oil and 1,078 Mcf of natural gas, or 196 Boe per day; and

     o The aggregate net production attributable to RAM's interest in the Vinegarone Field properties was 79 MMcf of natural gas, and the average daily production from these properties was 878 Mcf of natural gas, or 146 Boe per day.

        Net Production, Unit Prices and Costs

     The following table presents certain information with respect to RAM's oil and natural gas production, prices and costs attributable to all oil and natural gas properties owned by RAM for the three months ended March 31, 2006. Average realized prices reflect the actual realized prices received by RAM, before and after giving effect to the results of RAM's hedging activities. RAM's hedging activities are financial, and its production of oil, natural gas and NGLs, and the average realized prices it receives from its production, are not affected by its hedging arrangements.

   Production volumes:
      Oil and condensate (MBbls)                             187
      Natural gas liquids (MBbls)                             31
      Natural gas (MMcf)                                     600
               Total (MBoe)                                  318

   Average realized prices (before effects of hedging):
      Oil and condensate (per Bbl)                        $61.05
      Natural gas liquids (per Bbl)                       $39.02
      Natural gas (per Mcf)                               $ 6.97
               Total per Boe                              $52.85

   Effect of settlement of hedging contracts:
      Oil and condensate (per Bbl)                         $(5.07)
      Natural gas liquids (per Bbl)                        $(0.00)
      Natural gas (per Mcf)                                $(0.68)

   Average realized prices (after effects of hedging):
      Oil and condensate (per Bbl)                         $55.98
      Natural gas liquids (per Bbl)                        $39.02
      Natural gas (per Mcf)                                $ 6.29

   Expenses (per Boe):
      Oil and natural gas production taxes                 $ 2.55
      Oil and natural gas production expenses              $13.54
      Amortization of full-cost pool                       $ 9.50
      General and administrative                           $ 6.16


        Acquisition, Development and Exploration Capital Expenditures

     The following table presents information regarding RAM's net costs incurred in RAM's acquisitions of proved and unproved properties, and its development and exploration activities during the three months ended March 31, 2006 (in thousands):

         Proved property acquisition costs                 $     0
         Unproved property acquisition costs                   104
         Development costs                                   3,963
         Exploration costs                                   1,088
                                                           -------
                  Total costs incurred                     $ 5,155
                                                           =======

         Proved reserves acquired/discovered (includes
          revisions of previous estimates) (MBoe)             N/A
                  Total cost per Boe of reserves
                    acquired/discovered                       N/A

        Producing Wells

     The following table sets forth the number of productive wells in which RAM owned an interest as of March 31, 2006. Productive wells consist of producing wells and wells capable of production, including wells awaiting pipeline connections or connection to production facilities. Wells that RAM completes in more than one producing horizon are counted as one well.

                                                Gross           Net
                                                -----          -----
         Oil                                    2,017        1,358.81
         Natural gas
                                                  238          102.47
                                                -----        --------
            Total                               2,255        1,461.28
                                                =====        ========
        Acreage

     The following table sets forth RAM's developed and undeveloped gross and net leasehold acreage as of March 31, 2006:

                                                Gross           Net
                                                -----          -----
         Developed                             100,154         36,286
         Undeveloped                           102,563         20,433
                                               -------         ------
            Total                              202,717         56,719
                                               =======         ======

        Oil and Natural Gas Marketing and Hedging

     During the quarter ended March 31, 2006, Shell Trading-US accounted for $9.5 million, or approximately 57%, and Targa Midstream Services accounted for $2.6 million, or approximately 15%, of RAM's oil and natural gas sales revenue.

RAM's hedge positions at March 31, 2006 are shown in the following table:

                                 Crude Oil (Bbls)                                    Natural Gas (Mmbtu)
                  -----------------------------------------------     -----------------------------------------------
                         Floors                    Ceilings                  Floors                    Ceilings
                  ----------------------    ---------------------     ----------------------    ---------------------
                    Per Day     Price         Per Day    Price          Per Day     Price         Per Day    Price
  Collars
------------
2006                1,500       $48.30        1,500      $67.99         5,000       $6.22         5,000      $ 8.88
2007                1,000       $35.00        1,000      $69.74         4,247       $7.43         4,247      $11.62
2008                  800       $50.00          800      $86.53         4,000       $7.50         4,000      $13.50

Bare Floors
------------
2006                  250       $40.00

                    Secondary Floors                                    Secondary Floors
                  ----------------------                              ----------------------
                    Per Day     Price                                   Per Day     Price
   Year
------------
2006                  -           -                                     5,000       $ 9.50
2007                  -           -                                     4,000       $12.00

     RAM's hedging contracts for both oil and natural gas continue through June 2008. Natural gas secondary floors for 2006 and 2007 are for April through October. Floors and ceilings for both oil and natural gas for 2008 are for January through June. For the quarter ended March 31, 2006, RAM's average daily production was 2,079 Bbls of oil, 6,664 Mcf of natural gas, and 343 Bbls of NGLs.

     Risk Factors

     The risks associated with the Company's business are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Risk Factors" beginning on page 27 and the description is incorporated herein by reference.

     Financial Information

     Reference is made to the disclosure set forth under Items 2.02 and 9.01 of this Current Report on Form 8-K concerning the financial information of the Company.

     Employees

     The employees of the Company are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Business of RAM - Employees" on page 95 and is incorporated herein by reference. At March 31, 2006, RAM had 97 employees, 14 of whom were administrative, accounting or financial personnel and 83 were technical and operations personnel.

     Properties

     The facilities of the Company are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Business of RAM - Facilities" on page 93 and the description is incorporated herein by reference.

     Security Ownership of Certain Beneficial Owners and Management

     The beneficial ownership of the Company's common stock immediately after the consummation of the merger is described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Beneficial Ownership of Securities" on page 115 and the description is incorporated herein by reference, except that Larry E. Lee and Britani Talley Bowman each beneficially own 12,555,186 shares of the Company's common stock.

     Directors and Executive Officers

     The directors and executive officers the Company upon the consummation of the merger are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Directors and Executive Officers of Tremisis Following the Merger" beginning on page 109 and the description is incorporated herein by reference.

     Executive Compensation

     The executive compensation of the Company's executive officers and directors is described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Directors and Executive Officers of Tremisis Following the Merger - Executive Compensation" and " - Employment Agreement" on page 114 and the description is incorporated herein by reference.

     Certain Relationships and Related Transactions

     The certain relationships and related party transactions are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Certain Relationships and Related Party Transactions" beginning on page 117 and the description is incorporated herein by reference.

     Legal Proceedings

     The legal proceedings of the Company are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Business of RAM - Legal Proceedings" on page 95 and the description is incorporated herein by reference.

     Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

     The market price of and dividends of the Company's common stock and related stockholder matters are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Price Range of Tremisis Securities and Dividends" on page 122 and the description is incorporated herein by reference.

     Recent Sales of Unregistered Securities

     In connection with the consummation of the merger, the RAM stockholders were issued an aggregate of 25,600,000 shares of Tremisis common stock. The shares of Tremisis' common stock issued to the RAM stockholders had not been registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption from the registration requirements of the Securities Act as provided in Section 4(2) of the Securities Act. Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference, concerning the recent sales of unregistered securities.

     At the May 8, 2006 meeting of the Company's Board of Directors, the Board approved the issuance of 10,000 restricted shares of Company common stock to each non-management director in accordance with the Company's 2006 Long-Term Incentive Plan. The shares will fully vest thirty (30) days following grant. On the same date, the Board approved the issuance of 100,000 restricted shares of Company common stock to each of Messrs. Rampey, Smiley and Longmire, each of whom is a Senior Vice President of the Company, in accordance with the Company's 2006 Long-Term Incentive Plan. The shares will fully vest thirty (30) days following grant. The shares of Company common stock issued to the Company officers and directors on May 8, 2006 have not been registered under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act as provided in Section 4(2) of the Securities Act.

     Description of Registrants Securities to be Registered

     The Company's securities are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "Description of Tremisis Common Stock and other Securities" on page 120 and the description is incorporated herein by reference.

     Indemnification of Directors and Officers

     The Company's Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Paragraph B of Article Eighth of the Company's Amended and Restated Certificate of Incorporation provides:

     "The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby."

     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

     "Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 2.02  Results of Operations and Financial Condition.

     Reference is made to the disclosure contained in Item 9.01 of this report, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     Reference is made to the disclosure described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, to the financial statements of RAM, the financial obligations of which are now a part of the financial obligations of the registrant on a consolidated basis.

Section 3  Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

     Reference is made to the disclosure described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "The Merger Agreement - Merger Consideration" beginning on page 51, which disclosure is incorporated herein by reference. In connection with the consummation of the merger, the RAM stockholders were issued an aggregate of 25,600,000 shares of Tremisis common stock. The shares of Tremisis' common stock issued to the RAM stockholders had not been registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption from the registration requirements of the Securities Act as provided in Section 4(2) of the Securities Act.

     At the May 8, 2006 meeting of the Company's Board of Directors, the Board approved the issuance of 10,000 restricted shares of Company common stock to each non-management director in accordance with the Company's 2006 Long-Term Incentive Plan. The shares will fully vest thirty (30) days following grant. On the same date, the Board approved the issuance of 100,000 restricted shares of Company common stock to each of Messrs. Rampey, Smiley and Longmire, each of whom is a Senior Vice President of the Company, in accordance with the Company's 2006 Long-Term Incentive Plan. The shares will fully vest thirty (30) days following grant. The shares of Company common stock issued to the Company officers and directors on May 8, 2006 have not been registered under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act as provided in Section 4(2) of the Securities Act.

Section 5  Corporate Governance and Management

Item 5.01  Changes in Control of Registrant.

     Reference is made to the disclosure described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Section entitled "The Merger Agreement" beginning on page 51, which disclosure is incorporated herein by reference, as well as the additional disclosures set forth in this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective as of the Closing, and as a result of the merger of Merger Sub with and into RAM, all of the officers of the Company and all of the directors of the Company resigned. Messrs. Larry E. Lee, Sean P. Lane, Gerald R. Marshall and John M. Reardon were appointed as directors of the Company. In addition, Mr. Lee was appointed as Chairman, President and Chief Executive Officer of the Company, Mr. John M. Longmire was appointed as Senior Vice President and Chief Financial Officer, Mr. Larry G. Rampey was appointed as Senior Vice President, Mr. Drake N. Smiley was appointed as Senior Vice President, Mr. John L. Cox was appointed as Vice President, Secretary and Treasurer and Mr. Robert E. Phaneuf was appointed as Vice President of Corporate Development. Reference is made to the disclosure described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006 in the Section entitled "Directors and Executive Officers of Tremisis Following the Merger" beginning on page 109, which disclosure is incorporated herein by reference.

Item 5.03  Amendments to Articles of Incorporation or Bylaws.

     In connection with the transactions described above, the Certificate of Incorporation of the Company was amended and restated. The form of Amended and Restated Certificate of Incorporation was filed as Annex B to the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006 which disclosure is incorporated herein by reference. The Amended and Restated Certificate of Incorporation, which is attached as Exhibit 3.1 to this Form 8-K report, was filed with the Delaware Secretary of State on May 8, 2006, and all amendments reflected therein were effective on that date. Reference is made to the disclosure described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Sections entitled "Name Change Amendment Proposal" on page 68, "Capitalization Amendment Proposal" on page 69, and "Article Sixth Amendment Proposal" on page 70, which disclosure is incorporated herein by reference.

     The Company also amended its bylaws in the form attached as Exhibit 3.2 to this Form 8-K, effective May 8, 2006.

Item 5.06  Change in Shell Company Status

     The material terms of the transaction by which Merger Sub merged with and into RAM, in which RAM became a wholly owned subsidiary of the Company are described in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006 in the Section entitled "The Merger Agreement" beginning on page 51 which disclosure is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

Financial Statements

     The financial statements and selected financial information of the Company are included in the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006, in the Sections entitled "Selected Summary Historical and Pro Forma Consolidated Financial Information," "--Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financing Condition and Results of Operations" and "-- Index to Financial Statements" beginning on pages 23, 62, 96 and F-1, respectively, and are incorporated herein by reference.

     The following financial information is included in this report:

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma financial information for the quarter ended March 31, 2006 and at March 31, 2006 reflects the historical results of RAM and Tremisis, adjusted to give effect to the merger.

     The following information is derived from the unaudited financial statements of RAM and Tremisis as of March 31, 2006. Neither RAM nor Tremisis assumes any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the RAM and Tremisis audited and unaudited financial statements and related notes included elsewhere or incorporated by reference in this report.

     The pro forma condensed combined statement of operations for the quarter ended March 31, 2006 reflects the historical results of operations of each of RAM and Tremisis, as adjusted to give pro forma effect to the merger as if it had occurred on January 1, 2006. The pro forma condensed combined balance sheet at March 31, 2006 reflects the historical financial positions of RAM and Tremisis as of such date, as adjusted to give pro forma effect to the merger as if it had occurred on March 31, 2006. The assets and liabilities of Tremisis have been presented at their historical cost with no goodwill or other tangible assets recorded and no increment in stockholders' equity.

     The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma condensed combined statements of operations and the pro forma condensed combined balance sheet do not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

     The following information, each of which are included elsewhere, or incorporated by reference, in this report, should be read in conjunction with the pro forma condensed combined financial information:

     o accompanying notes to the unaudited pro forma condensed combined information;

     o separate historical consolidated financial statements of RAM for the quarter ended March 31, 2006; and

     o separate historical financial statements of Tremisis for the quarter ended March 31, 2006.

                        Unaudited Pro Forma Condensed Combined Statement of Operations
                                         Quarter Ended March 31, 2006
                                 (in thousands, except for per share amounts)
                                                          RAM         Tremisis     Adjustments      Pro forma
                                                        -------       --------     -----------      ---------

REVENUES AND OTHER OPERATING INCOME                     $ 18,462       $   --        $   --          $ 18,462

OPERATING EXPENSES:
         Oil and gas production taxes                        810           --            --               810
         Oil and gas production expenses                   4,306           --            --             4,306
         Depreciation and amortization                     3,213           --            --             3,213
         Accretion expense                                   133           --            --               133
         General and administrative expenses               1,959          126           --              2,085

         Total operating expenses                         10,421          126           --             10,547

         Operating income (loss)                           8,041         (126)         --               7,915

OTHER INCOME (EXPENSE):
         Interest expense net of interest income          (3,502)         347          (347)(2)        (3,502)

INCOME (LOSS) BEFORE INCOME TAXES                          4,539          221          (347)            4,413
         Income tax provision (benefit)                    1,725           99          (163)(3)         1,661

         Net income tax (loss)                             2,814          122          (184)            2,752

Accretion of trust account relating to common
  stock subject to possible conversion                        --          (69)           69 (1)            --
                                                        --------       ------        ------          --------

Net income attributable to common stockholders          $  2,814       $   53        $ (115)         $  2,752
                                                        ========       ======        ======          ========

         EARNINGS PER SHARE
                  Basic                                                $ 0.01                        $   0.08
                  Diluted                                              $ 0.01                        $   0.08
         WEIGHTED AVERAGE SHARES OUTSTANDING:
                  Basic                                                 7,700        25,600 (4)        33,300
                  Diluted                                               7,700        25,600 (4)        33,300

See notes to unaudited pro forma condensed combined statement of operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

                          Quarter Ended March 31, 2006


(1)    $69  As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion.

(2)  $(347) As the trust account would have been converted to cash, this adjustment eliminates interest income.

(3)  $(163) Income tax benefit effect of adjustments to pro forma amounts at 47%.

(4) 25,600  Additional shares of common stock issued.

                                 Unaudited Pro Forma Condensed Balance Sheet
                                              At March 31, 2006
                                                (In thousands)
                                                          RAM         Tremisis     Adjustments      Pro forma
                                                        -------       --------     -----------      ---------
Assets

Current assets
    Cash and cash equivalents                           $  1,112      $   161       $     -- (1)    $  1,273
    US Gov't securities held in trust                         --       34,677        (34,677)(1)          --
    Accrued interest on US Gov't securities                   --           92            (92)(1)          --
    Other current assets                                   8,829           27             --           8,856
                                                        --------      -------       --------        --------
             Total Current Assets                          9,941       34,957        (34,769)         10,129

Property and equipment, net                              133,439            8             --         133,447
Other assets                                               2,290          931         (1,294)(1)       1,927
                                                        --------      -------       --------        --------
             Total Assets                               $145,670      $35,896       $(36,063)       $145,503
                                                        ========      =======       ========        ========

Liabilities and Stockholders' (Deficit) Equity

Total current liabilities                                 12,321        1,171             --          13,492
Long term debt, including current portion                112,117           --          8,437 (1)     120,554
Deferred income taxes                                     27,146           --             --          27,146
Liability for asset retirement obligation                 10,251           --             --          10,251
Common stock subject to conversion                            --        6,950         (6,950)(2)          --
Other long term liabilities                                2,290           --             --           2,290
                                                        --------      -------       --------        --------
             Total liabilities                           164,125        8,121          1,487         173,733
                                                        --------      -------       --------        --------
Common Stock                                                  23            1            (20)(3)           4
Paid-In-Capital                                               73       27,237            (73)(3)          --

                                                                                       6,950 (2)

                                                                                      (4,500)(1)

                                                                                     (29,687)(3)

Earnings accumulated during development stage                             537           (537)(3)
Accumulated (deficit)                                    (18,551)          --         (9,683)(3)     (28,234)
Stockholders' (deficit) equity                           (18,455)      27,775        (37,550)        (28,230)
                                                        --------      -------       --------        --------
             Total liabilities and stockholders'
             (deficit) equity                           $145,670      $35,896       $(36,063)       $145,503
                                                        ========      =======       ========        ========


See notes to unaudited pro forma condensed combined balance sheets.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET

(1)    $34,677    Conversion of US Government securities and accrued interest
       =======      into unrestricted cash.
       $    92    Conversion of US Government securities and accrued interest
       =======      into unrestricted cash.
       $ 8,437    Schedule 4.1 to the merger agreement allows RAM to redeem any
       =======      number of its outstanding shares for an amount representing the difference between $40.0 million and the Aggregate Cash
                    Number. In order to accomplish this redemption, additional indebtedness will be incurred.
       (30,000)   Payment for all outstanding shares of RAM, plus issuance of
                    25,600,000 shares to the RAM shareholders.
       (10,000)   Payment by RAM to its shareholders.
        (3,206)   Payment of fees to investment banker, attorneys, and
       -------      accountants, net of $363 on RAM's books at March 31, 2006
                    and $931 on Tremisis' books at March 31, 2006.
       $     0    Total adjustments to cash.
       =======

       (34,677)   Conversion of US Government securities and accrued interest into unrestricted cash.
           (92) Conversion of US Government securities and accrued interest into unrestricted cash.
         8,437    Additional indebtedness in order to accomplish redemption of
                    RAM shares.
       $(4,500)   Reduction of additional paid-in capital for payments to
                    investment banker, attorneys, and accountants.
         3,206    Payment of fees to investment banker, attorneys, and
       ------- accountants, net of $363 on RAM's books at March 31, 2006 and $931 on Tremisis' books at March 31, 2006.
       $(1,294)   Total adjustment to other assets.
       =======

(2)    $(6,950)   Reclassification of common stock subject to redemption to
                    paid-in capital.
         6,950    Reclassification of common stock subject to redemption to
                    paid-in capital.
(3)        (20)   Common stock.
           (73)   Additional paid-in capital.
       (29,687)   Reclassification of paid-in capital to accumulated deficit.
        (9,683)   Additional paid-in capital.
          (537)   Transfer from earnings accumulated during development
      --------      stage.

      $(40,000)   Total payment to RAM shareholders.
      ========

                                                    RAM Energy, Inc.

                                         Condensed consolidated balance sheets
                                   (in thousands, except share and per share amounts)
                                                                                       March 31,         December 31,
                                                                                         2006               2005
                                                                                   ----------------- -----------------
                                                                                     (unaudited)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                         $    1,112        $       70
  Accounts receivable-
    Oil and natural gas sales                                                            6,700             7,422
    Joint interest operations,  net of allowance of $50
      ($31 at December 31, 2005)                                                           634               566
    Related Party                                                                          101               142
    Other, net of allowance of $13 ($13 at December 31, 2005)                              146               175
  Prepaid expenses                                                                         618               756
  Other current assets                                                                     630               484
                                                                                   ----------------- -----------------
         Total current assets                                                            9,941             9,615

PROPERTIES AND EQUIPMENT, AT COST:
  Oil and natural gas properties and equipment, using full cost accounting             165,826           160,704
  Other property and equipment                                                           6,420             7,276
                                                                                   ----------------- -----------------
                                                                                       172,246           167,980
  Less accumulated amortization and depreciation                                        38,807            36,848
                                                                                   ----------------- -----------------
         Net properties and equipment                                                  133,439           131,132

OTHER ASSETS:
  Deferred loan costs, net of accumulated amortization of $5,246
    ($4,905 at December 31, 2005)                                                        1,371             1,613
  Other                                                                                    919               916
                                                                                   ----------------- -----------------
         Total assets                                                               $  145,670        $  143,276
                                                                                   ================= =================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable:
    Trade                                                                           $    5,125        $    4,343
    Oil and natural gas proceeds due others                                              2,645             3,201
    Other                                                                                   31                 -
    Related party                                                                            6                41
  Accrued liabilities:
    Compensation                                                                         1,005               749
    Interest                                                                             1,178             1,745
    Income taxes                                                                           121               146
  Derivative liabilities                                                                 2,331             3,510
  Long-term debt due within one year                                                       428               560
                                                                                   ----------------- -----------------
         Total current liabilities                                                      12,870            14,295

OIL & NATURAL GAS PROCEEDS DUE OTHERS                                                    2,290             1,972
LONG-TERM DEBT                                                                         111,689           112,286
DEFERRED AND OTHER NON-CURRENT INCOME TAXES                                             27,025            25,300
ASSET RETIREMENT OBLIGATION                                                             10,251            10,192
COMMITMENTS AND CONTINGENCIES                                                                -                 -

STOCKHOLDERS' DEFICIT:
  Common stock, $10 par value; authorized --5,000 shares;
    issued and outstanding - 2,273 shares                                                   23                23
  Additional paid-in capital                                                                73                73
  Accumulated deficit
                                                                                       (18,551)          (20,865)
                                                                                   ----------------- -----------------
  Stockholders' deficit                                                                (18,455)          (20,769)
                                                                                   ----------------- -----------------
         Total liabilities and stockholders' deficit                                $  145,670        $  143,276
                                                                                   ================= =================

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                                   RAM Energy, Inc.

                                    Condensed consolidated statements of operations
                                  (in thousands, except share and per share amounts)
                                                      (unaudited)
                                                                                          Three months ended
                                                                                              March 31,
                                                                                   -----------------------------------
                                                                                         2006               2005
                                                                                   ----------------- -----------------

OPERATING REVENUES:
  Oil and natural gas sales                                                         $   16,810        $   14,819
  Realized and unrealized gains (losses) on derivatives                                  1,408              (422)
  Other                                                                                    244               370
                                                                                   -----------------------------------
         Total revenues                                                                 18,462            14,767

OPERATING EXPENSES:
  Oil and natural gas production taxes                                                     810               764
  Oil and natural gas production expenses                                                4,306             3,698
  Amortization and depreciation                                                          3,213             2,959
  Accretion expense                                                                        133                78
  General and administrative, overhead and other expenses                                1,959             2,058
                                                                                   -----------------------------------
         Total operating expenses                                                       10,421             9,557
                                                                                   -----------------------------------
         Operating income                                                                8,041             5,210

OTHER INCOME (EXPENSE):
  Interest expense                                                                      (3,529)           (2,773)
  Interest income                                                                           27                 9
                                                                                   -----------------------------------
INCOME BEFORE INCOME TAXES                                                               4,539             2,446

INCOME TAX PROVISION                                                                     1,725               929
                                                                                   -----------------------------------

NET INCOME                                                                          $    2,814             1,517
                                                                                   ===================================

EARNINGS PER SHARE:
  Basic                                                                             $ 1,238.01        $   667.40
  Diluted                                                                           $ 1,195.41        $   644.44

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                                                                  2,273             2,273
  Diluted                                                                                2,354             2,354


The accompanying notes are an integral part of these condensed consolidated financial statements.

                                           RAM Energy, Inc.

                      Condensed consolidated statement of stockholders' deficit
                               (in thousands, except per share amounts)
                                  Three months ended March 31, 2006
                                             (unaudited)
                                  Common      Common      Additional                       Total
                                   Stock       Stock       Paid-In     Accumulated      Stockholders'
                                  Shares      Amount       Capital       Deficit           Deficit
                                ----------------------------------------------------------------------
BALANCE, December 31, 2005        2,273       $ 23          $ 73        $(20,865)         $(20,769)

Net income                         -            -             -            2,814             2,814

Cash dividends declared
  ($219.974 per share)             -            -             -             (500)             (500)
                                -------      ------        ------       --------          --------

BALANCE, March 31, 2006           2,273      $ 23           $ 73        $(18,551)         $(18,455)
                                =======      =====         ======       ========          ========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                                   RAM Energy, Inc.

                                    Condensed consolidated statements of cash flows
                                                    (in thousands)
                                                      (unaudited)
                                                                                          Three months ended
                                                                                              March 31,
                                                                                   -----------------------------------
                                                                                         2006               2005
                                                                                   ----------------- -----------------
OPERATING ACTIVITIES:
  Net income                                                                        $    2,814        $    1,517
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization and depreciation-
      Oil and natural gas properties and equipment                                       3,023             2,868
      Amortization of deferred loan costs and  Senior notes discount                       353               210
      Other property and equipment                                                         190               107
    Accretion expense                                                                      133                78
    Loss on sale of other property and equipment                                            27                 -
    Unrealized gain on derivatives                                                      (2,979)              (77)
    Deferred income taxes                                                                1,725             1,683
    Changes in operating assets and liabilities
      Accounts receivable                                                                  724              (320)
      Prepaid expenses and other current assets                                             (8)              138
      Accounts payable                                                                     222            (2,278)
      Accrued liabilities and other                                                      1,705            (1,575)
                                                                                   ---------------------------------
        Total adjustments                                                                5,115               834
                                                                                   ---------------------------------
        Net cash provided by operating activities                                        7,929             2,351
                                                                                   ---------------------------------

INVESTING ACTIVITIES:
  Payments for oil and natural gas properties and equipment                             (5,155)           (2,697)
  Proceeds from sales of oil and natural gas properties and equipment                       33                 -
  Payments for other property and equipment                                               (425)              (64)
                                                                                   ---------------------------------
  Net cash used in investing activities                                                 (5,547)           (2,761)
                                                                                   ---------------------------------

FINANCING ACTIVITIES:
  Payments on long-term debt                                                            (4,097)           (1,621)
  Payments of loan fees                                                                   (100)             (141)
  Proceeds from borrowings on long-term debt                                             3,357             2,668
  Dividends paid                                                                          (500)                -
                                                                                   ---------------------------------
  Net cash provided by (used in) financing activities                                   (1,340)              906
                                                                                   ---------------------------------

  Increase in cash and cash equivalents                                                  1,042               496

CASH AND CASH EQUIVALENTS, beginning of period                                              70             1,175
                                                                                   ---------------------------------
CASH AND CASH EQUIVALENTS, end of period                                            $    1,112        $    1,671
                                                                                   =================================

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                                            $    1,667        $    1,810
  Cash paid for income taxes                                                        $       25        $       -

DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Accrued interest added to principal balance of revolving Credit Facility          $    2,026        $    1,514
                                                                                   =================================

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                RAM Energy, Inc.

         Notes to unaudited condensed consolidated financial statements

A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND BASIS OF
    PRESENTATION

1.   Basis of Financial Statements

The accompanying unaudited condensed consolidated financial statements present the financial position at March 31, 2006 and December 31, 2005 and the results of operations and cash flows of RAM Energy, Inc. and subsidiaries (the Company) for the three-month periods ended March 31, 2006 and 2005. These condensed consolidated financial statements include all adjustments, consisting of normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the indicated periods. The results of operations for the three months ended March 31, 2006, are not necessarily indicative of the results to be expected for the full year ending December 31, 2006. Reference is made to the Company's consolidated financial statements for the year ended December 31, 2005, for an expanded discussion of the Company's financial disclosures and accounting policies.

2.   Nature of Operations and Organization

The Company operates exclusively in the upstream segment of the oil and gas industry with activities including the drilling, completion, and operation of oil and gas wells. The Company conducts the majority of its operations in the states of Texas, Louisiana, Oklahoma and New Mexico.

3.   Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions that, in the opinion of management of the Company are significant include oil and natural gas reserves, amortization relating to oil and natural gas properties, asset retirement obligations and income taxes.

4.   Reclassifications

Certain reclassifications of previously reported amounts for 2005 have been made to conform with the 2006 presentation format. These reclassifications had no effect on net income.

5.   Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if dilutive stock options and warrants were exercised, calculated using the treasury stock method. A reconciliation of net income and weighted average shares used in computing basic and diluted net income per share is as follows for the three months ended March 31 (in thousands, except share and per share amounts):

                                                   2006            2005
                                                 --------------------------
      BASIC INCOME PER SHARE:
        Net income                               $   2,814         $  1,517
                                                 ==========================
        Weighted average shares                      2,273            2,273
                                                 ==========================
        Basic income per share                   $1,238.01         $ 667.40
                                                 ==========================

      DILUTED INCOME PER SHARE:
      Net income                                 $   2,814         $  1,517
                                                 ==========================
      Weighted average shares                        2,273            2,273
      Dilutive effect of stock options                  81               81
                                                 --------------------------
      Weighted average shares assuming
        dilutive effect of stock options         $   2,354         $  2,354
                                                 ==========================
      Diluted (loss) income per share            $1,195.41         $ 644.44
                                                 ==========================

6.   Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted the provisions of SFAS No. 123R, as required, effective January 1, 2006, and such adoption had no material impact on the Company's financial condition or results of operations. No share-based payment to employees or grants of employee stock options have ever been made. Management has not yet determined the impact of SFAS 123R on the Company's future financial position or results of operations.

B - DERIVATIVE CONTRACTS

    During 2006 and 2005, the Company entered into numerous derivative contracts. The Company did not formally designate these transactions as hedges as required by SFAS No. 133 in order to receive hedge accounting treatment. Accordingly, all gains and losses on the derivative financial instruments have been recorded in the statement of operations.

    At March 31, 2006 the Company had purchased put options on 68,750 barrels of oil through December 2006, with a price of $40.00 per barrel. The Company also had collars on 412,500 barrels of oil through December 2006 with a weighted average floor price of $48.30 and a weighted average ceiling price of $67.99 per barrel. For natural gas, the Company had collars on 1,375,000 Mmbtu through December 2006. The weighted average floor price was $6.22 per Mmbtu and the weighted average ceiling price was $8.88 per Mmbtu.

    At December 31, 2005, the Company had collars in place on 45,625 barrels/month through 2006 and 30,417 barrels/month through 2007. The 45,625 barrels/month in 2006 had a weighted average floor and ceiling of $42.51 and $60.56, respectively. The 30,417 barrels/month in 2007 had a weighted average floor and ceiling of $35.00 and $69.74, respectively. For natural gas, the Company had collars in place on 159,583 Mmbtu/month through 2006 and 150,000 Mmbtu/month for the three months ending March 2007. The 159,583 Mmbtu/month in 2006 had a weighted average floor and ceiling of $6.23 and $8.86, respectively. The 150,000 Mmbtu/month for the three months ending March 2007 had a weighted average floor and ceiling of $7.00 and $11.95. The Company also had purchased put options on 7,604 barrels/month of crude oil through 2006 at a weighted average floor price of $40.00. The Company purchased call options on 157,000 Mmbtu/month of natural gas for eight months in 2006 at a weighted average floor price of $9.94.

    The Company measured the fair value of its derivatives at March 31, 2006 and December 31, 2005, based on quoted market prices. Accordingly, a liability of $2,331,000 and $3,510,000 was recorded in the consolidated balance sheets at March 31, 2006 and December 31, 2005, respectively.

C - SUBSIDIARY GUARANTORS

    The Company's Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all of the Company's current and future subsidiaries (the Subsidiary Guarantors). The following table sets forth condensed consolidating financial information of the Subsidiary Guarantors. There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

    The following represents the condensed consolidating balance sheets for the Company and its subsidiaries at March 31, 2006 and December 31, 2005 (in thousands):

                                                                                                           Total
                                                                      Subsidiary       Consolidating    Consolidated
                                                        Parent        Guarantors        Adjustments       Amounts
                                                    --------------- ---------------- ---------------- ----------------
March 31, 2006

     Current assets                                   $  5,913       $  29,276         $  (25,248)       $   9,941
     Property and equipment, net                        13,986         119,453                  -          133,439
     Investment in subsidiaries                         33,186               -            (33,186)               -
     Other assets                                        2,155             135                  -            2,290
                                                    --------------- ---------------- ---------------- ----------------
     Total assets                                     $ 55,240       $ 148,864         $  (58,434)       $ 145,670
                                                    =============== ================ ================ ================

     Current liabilities                              $ 31,231       $   6,887         $  (25,248)       $  12,870
     Long-term debt                                     29,118          82,571                  -          111,689
     Other non-current liabilities                       3,254           9,287                  -           12,541
     Deferred income taxes                              10,092          16,933                  -           27,025
                                                    --------------- ---------------- ---------------- ----------------
     Total liabilities                                  73,695         115,678            (25,248)         164,125

     Stockholders' equity (deficiency)                 (18,455)         33,186            (33,186)         (18,455)
                                                    --------------- ---------------- ---------------- ----------------
     Total liabilities and stockholders' equity
       (deficiency)                                   $ 55,240       $ 148,864         $  (58,434)       $ 145,670
                                                    =============== ================ ================ ================

                                                                                                           Total
                                                                      Subsidiary       Consolidating    Consolidated
                                                        Parent        Guarantors        Adjustments       Amounts
                                                    --------------- ---------------- ---------------- ----------------
December 31, 2005

     Current assets                                   $  3,355       $  26,527         $  (20,267)       $   9,615
     Property and equipment, net                        14,167         116,965                  -          131,132
     Investment in subsidiaries                         27,324               -            (27,324)               -
     Other assets                                        2,395             134                  -            2,529
                                                    --------------- ---------------- ---------------- ----------------
     Total assets                                     $ 47,241       $ 143,626         $  (47,591)       $ 143,276
                                                    =============== ================ ================ ================

     Current liabilities                              $ 28,713           5,849            (20,267)          14,295
     Long-term debt                                     29,767          82,519                  -          112,286
     Other non-current liabilities                       3,038           9,126                  -           12,164
     Deferred income taxes                               6,492          18,808                  -           25,300
                                                    --------------- ---------------- ---------------- ----------------
     Total liabilities                                  68,010         116,302            (20,267)         164,045

     Stockholders' equity (deficiency)                 (20,769)         27,324            (27,324)         (20,769)
                                                    --------------- ---------------- ---------------- ----------------

     Total  liabilities and  stockholders'  equity
     (deficiency)                                     $ 47,241       $ 143,626         $  (47,591)       $ 143,276
                                                    =============== ================ ================ ================

The following represents the condensed consolidating statements of operations and statements of cash flows for the Company and its subsidiaries for the three months ended March 31, 2006 and 2005:

                                                                                                           Total
                                                                      Subsidiary       Consolidating    Consolidated
                                                        Parent        Guarantors        Adjustments       Amounts
                                                    --------------- ---------------- ---------------- ----------------
Three months ended March 31, 2006

     Operating revenues                               $  3,078       $  15,384         $        -        $  18,462
     Operating expenses                                  1,686           8,735                  -           10,421
                                                    --------------- ---------------- ---------------- --------------
     Operating income                                    1,392           6,649                  -            8,041
     Other income                                        2,478          (2,115)            (3,865)          (3,502)
                                                    --------------- ---------------- ---------------- --------------
     Income before income taxes                          3,870           4,534             (3,865)           4,539
     Income taxes                                       (1,056)           (669)                 -           (1,725)
                                                    --------------- ---------------- ---------------- --------------
     Net income                                       $  2,814       $   3,865         $   (3,865)       $   2,814
                                                    =============== ================ ================ ==============

     Cash flows provided by operating activities      $  1,006           6,923                  -            7,929
     Cash flows used in investing activities              (609)         (4,938)                 -           (5,547)
     Cash flows used in financing activities              (649)           (691)                 -           (1,340)
                                                    --------------- ---------------- ---------------- --------------
     Increase (decrease) in cash and cash
       equivalents                                        (252)          1,294                  -            1,042
     Cash and cash equivalents at beginning of
       period                                              617            (547)                 -               70
                                                    --------------- ---------------- ---------------- --------------
     Cash and cash equivalents at end of period       $    365       $     747         $        -        $   1,112
                                                    =============== ================ ================ ==============

                                                                                                           Total
                                                                      Subsidiary       Consolidating    Consolidated
                                                        Parent        Guarantors        Adjustments       Amounts
                                                    --------------- ---------------- ---------------- ----------------
Three months ended March 31, 2005

     Operating revenues                               $  1,325       $  13,442         $        -        $  14,767
     Operating expenses                                  2,778           6,779                  -            9,557
                                                    --------------- ---------------- ---------------- --------------
     Operating income (loss)                            (1,453)          6,663                  -            5,210
     Other income (expense)                              1,996              34             (4,794)          (2,764)
                                                    --------------- ---------------- ---------------- --------------
     Income before income taxes                            543           6,697             (4,794)           2,446
     Income taxes                                         (974)          1,903                  -              929
                                                    --------------- ---------------- ---------------- --------------
     Net income                                       $  1,517       $   4,794         $   (4,794)       $   1,517
                                                    =============== ================ ================ ==============

     Cash flows provided by (used in) operating
       activities                                     $ (1,978)      $   4,329         $        -        $   2,351
     Cash flows used in investing activities              (652)         (2,109)                 -           (2,761)
     Cash flows provided by (used in) financing
       activities                                        1,986          (1,080)                 -              906
                                                    --------------- ---------------- ---------------- --------------
     Increase (decrease) in cash and cash
       equivalents                                        (644)          1,140                  -              496
     Cash and cash equivalents at beginning of
       period                                            1,043             132                  -            1,175
                                                    --------------- ---------------- ---------------- --------------
     Cash and cash equivalents at end of period       $    399           1,272                  -            1,671
                                                    =============== ================ ================ ==============

Due to intercompany allocations among the parent and subsidiaries, the above condensed consolidating information is not intended to present the Company's subsidiaries on a stand-alone basis.

D - COMMITMENTS AND CONTINGENCIES

In November, 2004 Ted Collins, Jr. filed a lawsuit against WG Energy Holdings, Inc. and Michael G. Grella, the former President of that company. Mr. Collins alleges that WG and Mr. Grella failed to timely apply a $1.5 million advance toward developing the shallow formations underlying certain leases, and failed to deliver assignments of certain interests in those leases, both as allegedly required by the participation agreement between them. Mr. Collins further claims that WG has failed to account to him for revenues allegedly accruing to him under the terms of the participation agreement. Mr. Collins sought an accounting and to have the partial assignment and/or participation agreement reformed based on allegations of mutual mistake, and further pleads claims of fraud and negligent misrepresentation. He did not specify the amount of damages claimed. As this lawsuit existed at the time of the Company's acquisition of WG, a $5 million escrow was established as a reserve for this lawsuit. A settlement agreement was reached on September 14, 2005, whereby Ted Collins Jr. and the defendants settled and released all claims that had been asserted and those that might have been asserted in the lawsuit. On October 19, 2005, WG received $250,000 from the escrow account as a result of this settlement.

In April 2002, a lawsuit was filed in the District Court for Woods County, Oklahoma against the Company, certain of its subsidiaries and various other individuals and unrelated companies, by lessors and royalty owners of certain tracts of land, which were sold to Chesapeake in 2001. The petition claims that additional royalties are due, because Carmen Field Limited Partnership (CFLP), a wholly-owned subsidiary of the Company, resold oil and gas purchased at the wellhead for an amount in excess of the price upon which royalty payments were based and paid no royalties on natural gas liquids extracted from the gas at plants downstream of the system. Other allegations include under-measurement of oil and gas at the wellhead by CFLP, failure to pay royalties on take or pay settlement proceeds and failure to properly report deductions for post-production costs in accordance with Oklahoma's check stub law.

Company defendants have filed answers in the lawsuit denying all material allegations set out in the petition. The Company believes that fair and proper accounting was made to the royalty owners for production from the subject leases and intends to vigorously defend the lawsuit. Management is unable to estimate a range of potential loss, if any, related to this lawsuit, and accordingly no amounts have been recorded in the consolidated financial statements. In the event the court should find Company defendants liable for damages in the lawsuit, a former joint venture partner is contractually obligated to pay a portion of any damages assessed against the defendant lessees up to a maximum contribution of approximately $2.8 million.

The Company becomes involved in legal proceedings and litigation in the ordinary course of business. The Company is not currently involved in any litigation other than that described above.

The Company has established a severance agreement for the President and CEO of the Company. This agreement provides for severance benefits to be paid upon involuntary separation as a result of actions taken by the Company or its successors. At both March 31, 2006 and December 31, 2005, the severance benefits under this agreement were approximately $1,650,000. A provision for these benefits will not be made until an involuntary termination is probable.

Pursuant to a Special Retainer Agreement effective July 1, 1998, as amended, the Company is obligated to pay an outside counsel law firm approximately $360,000 in the event that the agreement is terminated by reason of expiration of term, by counsel for good reason, by reason of change in control, or by the Company at will. A provision for the payment will not be made until termination of the agreement is probable.

E - LONG-TERM DEBT

Long-term debt consists of the following:

                                                March 31,     December 31,
                                                  2006           2005
                                               --------------------------------
                                                       (In thousands)

11.5% Senior Notes due 2008, net of discount   $   28,320       $   28,309
Revolving Credit Facility                          83,174           83,897
Installment loan agreements                           623              640
                                               --------------------------------
                                                  112,117          112,846
Long-term debt due within one year                    428              560
                                               --------------------------------
                                               $  111,689       $  112,286
                                               ================================

1.  Senior Notes

In February 1998, the Company completed the sale of $115 million of 11.5% Senior Notes due 2008 in a public offering of which $28.4 million remained outstanding at March 31, 2005 and December 31, 2004. The Senior Notes are senior unsecured obligations of the Company and are redeemable at the option of the Company in whole or in part, at any time on or after February 15, 2005, at prices ranging from 111.5% to 103.8% of face amount to their scheduled maturity in 2008.

At March 31, 2006 and December 31, 2005, the unamortized original issue discount associated with the Notes totaled $76,000 and $87,000, respectively.

2.  Revolving Credit Facility

In November 2002 the Company entered into a two-part revolving credit facility with Foothill. It provided for a three year, $30 million revolving commitment. In December 2004 the Company entered into an amended and restated $90.0 million senior secured credit facility provided by Foothill. The facility included a $30.0 million term loan and a $60.0 million revolving credit facility. The Company and Foothill amended the credit facility on March 7, 2005. This amendment decreased the minimum EBITDA threshold and decreased the limit on the annual maximum amount of capital expenditures. On May 24, 2005 the credit facility was amended and restated in its entirety to accommodate Ableco Finance LLC as a participating lender. Significant changes in the amended and restated facility included increasing the interest rate on the term loan to Foothill's base rate plus 5%, or 10.5%, whichever is greater, or LIBOR plus 7%, or 9.5%, whichever is greater, at the Company's option. (12.25% at December 31, 2005).

In August and September 2005 the Company paid $6,400,000 in margin calls related to the derivative contracts required under the amended and restated facility. Principally due to these margin call requirements, the amended and restated credit facility was amended once again on October 11, 2005 with an effective date of September 30, 2005. That amendment increased the amount of the facility to $100.0 million and created a new special revolving facility in the amount of $10.0 million specifically to fund margin calls under the Company's hedging contracts. The special revolving credit facility was funded in the amount of $6.9 million, including a $500,000 closing fee, and the revolving credit facility was reduced by that amount. The facility also included a conditional deferred fee in the amount of $375,000. On November 4, 2005 the counterparty to the Company's hedging contracts refunded $4,600,000 of the margin deposits and on February 17, 2006 refunded $1,800,000 of the margin deposits. These amounts were applied to reduce the special revolving facility. The conditional deferred fee of $375,000 was paid during January, 2006, and accrued at December 31, 2005.

The amount of credit available under the credit facility at both March 31, 2006 and December 31, 2005 was $3.4 million. On April 3, 2006, the Company and an institutional lender executed a new senior secured credit facility to replace the above mentioned credit facility. The outstanding amounts at December 31, 2005 were repaid in April 2006 at the closing of this new credit facility.

F - CAPITAL STOCK

In August 2004, the Company repurchased and retired one-sixth of its outstanding common shares and vested stock options for $5.0 million and $135,000, respectively. The cash paid to repurchase the common shares and stock options is equal to their respective estimated fair values on the date of settlement and, therefore, is recorded as a reduction of equity. No additional compensation expense was incurred as a result of the repurchase of the stock options. Absent a market price for or comparable to the untraded securities, management estimated the fair value of the common stock by dividing the net asset value by the total number of shares outstanding. The fair value of the stock options was calculated as the excess of the estimated value of the common stock over the exercise price of the options. Management believes the estimation method and assumptions utilized represent the best available evidence of the value of the equity securities at the settlement date.

The Company declared and paid cash dividends of $219.974 per share for the three months ended March 31, 2006. The Company declared cash dividends of $176.0176 per share for the three months ended March 31, 2005 and were paid in April 2005.

G - DEFERRED COMPENSATION

On April 21, 2004 the Company adopted a Deferred Bonus Compensation Plan (the
Plan) for senior management employees of the Company. The Plan is to provide additional compensation for significant business transactions with a portion of each bonus to be deferred to encourage retention of key employees. Determination of significant business transactions and terms of awards is made by a committee comprised of the shareholders of the Company.

During 2005 three members of senior management were granted awards. Each award provides for a total cash compensation of $75,000 and vests on each anniversary date for three years beginning July 1, 2005. Receipt of the award is contingent on the members being employed on the anniversary date. Should there be a change of control or involuntary termination, as defined in the award contract, each member will become fully vested in his award. Compensation expense is recorded on a straight-line basis. No awards were granted for the quarter ended March 31, 2006. For the year ended December 31, 2005, $150,000 was recorded as compensation expense in the consolidated statements of operations.

H - FINANCIAL CONDITION AND MANAGEMENT PLANS

The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the condensed consolidated financial statements, for the three months ended March 31, 2006, the Company reported net income of approximately $2.8 million as compared to net income of approximately $1.5 million for the three months ended March 31, 2005. The condensed consolidated financial statements also show an accumulated deficit of approximately $18.5 million at March 31, 2006. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Management believes that borrowings currently available to the Company under the Company's revolving credit facility, the remaining balance of unrestricted cash and cash flows from operations will be sufficient to satisfy its currently expected capital expenditures, working capital and debt service obligations for the foreseeable future. The actual amount and timing of future capital requirements may differ materially from estimates as a result of, among other things, changes in product pricing and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of natural gas and oil properties or equity or debt securities. Management cannot assure that any such financing will be available on acceptable terms or at all.

I - RELATED PARTY TRANSACTIONS

The Company paid rent expense of approximately $0 and $17,000 relating to a condominium for one of the shareholders of the Company for the three months ended March 31, 2006 and 2005, respectively.

For the three months ended March 31, 2006 and 2005 approximately $50,000 and $98,000, respectively, of expenses for the shareholders of the Company are included in general and administrative expenses in the consolidated statements of operations, some of which may be personal in nature.

J - SUBSEQUENT EVENTS

On February 27, 2006, the Company entered into a commitment with a financial institution for a $300,000,000 senior secured credit facility, consisting of a $150,000,000, 5 year term loan facility and a $150,000,000, 4 year revolving credit facility. The Company closed and entered into the credit facility on April 3, 2006.

At closing, $50 million of the revolving credit facility was immediately available, and $90 million of the term loan was advanced. The remainder of the term loan facility will be available, subject to approval of the lenders, for certain future needs, including acquisitions. The new revolving credit facility will mature in April, 2010, during which time amounts may be borrowed and repaid as often as needed, subject to a borrowing base limitation that is re-determined semi-annually, based on oil and gas reserves. The term loan facility will mature in April, 2011, with permitted prepayments after the first year, subject to a prepayment premium in the second and third years of the term. Advances under the revolving credit facility will bear interest at LIBOR plus 2% per annum, while amounts outstanding under the term loan will bear interest at LIBOR plus 5.5% to 6.0% per annum. The revolving credit facility will be secured by a first lien on substantially all of our assets and those of our subsidiaries, while the term facility will be secured by junior liens on the same assets. Advances under both facilities will be used to refinance the existing credit facility, and may also be used to:

o repurchase all of our outstanding 11 1/2% Senior Notes due 2008 ($28.4 million principal amount),

o  fund the pre-merger dividend/redemption
payment permitted by the merger agreement (See Note K), and

o  for general working capital purposes.

The new credit facility contains financial covenants requiring us to maintain certain ratios, including a current ratio, a ratio of earnings before interest, taxes, depreciation and amortization, or EBITDA, to interest expense, a ratio of total indebtedness to EBITDA, and a ratio of asset value to total indebtedness. In addition, the new credit facility contains other affirmative and negative covenants customary in lending transactions of this nature, including the maintenance by us of hedging contracts for a minimum and maximum amount of projected oil and natural gas production from our properties. Amounts advanced under the new credit facility prior to the closing of the merger will not cause us to exceed the total indebtedness limitation at closing as provided in the merger agreement.

On April 6, 2006, the Company effected a redemption of a portion of the outstanding shares of its common stock for an aggregate redemption payment of $10.0 million.

K - MERGER AGREEMENT

In October 2005 the Company entered into a definitive merger agreement with Tremisis Energy Acquisition Corporation pursuant to which the Company will become a wholly-owned subsidiary of Tremisis. This merger was completed on May 8, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of the financial condition and results of operations of RAM Energy, Inc. at and for the three months ended March 31, 2006,

Results of Operations

Quarter Ended March 31, 2006 Compared to Quarter Ended March 31, 2005

     Revenues and Other Operating Income. Operating revenues increased by $3.7 million, or 25%, for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005. The following table summarizes RAM's oil and natural gas production volumes, average sales prices and period to period comparisons, including the effect on its oil and natural gas sales, for the periods indicated:

                                        Quarter Ended
                                          March 31,
                                ------------------------------
                                                                  Increase
                                    2005             2006        (Decrease)
                                --------------    ------------   -----------
                                    (in thousands, except per unit amounts)


Oil and natural gas sales       $14,820          $16,810          13.4%
Production volumes:
  Oil (MBbls)                       206              187          (9.1)%
  NGL (MBbls)                        49               31         (36.4)%
  Natural gas (MMcf)                584              600           2.8%
  Total MBoe                        352              318          (9.6)%

Average sale prices:
  Oil (per Bbl)                  $48.42           $61.05          26.1%
  NGL (per Bbl)                  $31.12           $39.02          25.4%
  Natural gas (per Mcf)          $ 5.72            $6.97          21.7%
  Per MBoe                       $42.13           $52.85          25.4%


     Oil and Natural Gas Sales. RAM's oil and natural gas revenues increased by $2.0 million for the quarter ended March 31, 2006, as compared to the quarter ended March 31, 2005, due primarily to a 25% increase in product prices.

     Before giving effect to an outstanding reversionary interest in RAM's Boonsville shallow gas area, RAM's daily average production in the first quarter of 2006 would have been 3,780 Boe per day for the quarter ended March 31, 2006 versus 3,908 Boe per day for the quarter ended March 31, 2005, a decrease of 3%. The outstanding reversionary interest, which vested in September 2005, impacted daily first quarter production by 6%, resulting in actual first quarter average daily production being 3,534 Boe per day versus 3,908 Boe per day for the quarter ended March 31, 2005.

   For the quarter ended March 31, 2006, RAM's oil production decreased by 9.1%, its NGL production decreased 36.4%, and its natural gas production increased 2.8%, compared to the quarter ended March 31, 2005. RAM's average realized sales price for oil was $61.05 per barrel for the quarter ended March 31, 2006, an increase of 26.1% compared to $48.42 per barrel for the quarter ended March 31, 2005. RAM's average realized NGL price for the quarter ended March 31, 2006 was $39.02 per barrel, a 25% increase compared to $31.12 per barrel for the quarter ended March 31, 2005. RAM's average realized natural gas price was $6.97 per Mcf for the quarter ended March 31, 2006, an increase of 22% compared to $5.72 per Mcf for the quarter ended March 31, 2005.

     Other Revenues and Operating Income. Other revenues for the quarter ended March 31, 2006 decreased $126,000, or 34%, over the quarter ended March 31, 2005.

     Realized and Unrealized Gain (Loss) from Derivatives. For the quarter ended March 31, 2006, RAM's gain from derivatives was $1.4 million, compared to a loss of $422,000 for the quarter ended March 31, 2005. RAM's gains and losses during these periods were the net result of recording unrealized mark-to-market values of its contracts, the premium costs paid for various derivative contracts, and actual contract settlements.

                                                Three Months Ended March 31,
                                                2005                  2006
                                                ----                  ----
                                                     (in thousands)
                                                     --------------
Contract settlements                          $   (87)            $ (1,142)
Premium costs                                    (412)                (429)
                                                -----               ------
   Realized (losses)                             (499)              (1,571)
Mark-to-market gains (losses)                      77                2,979
                                                -----               ------
   Realized and unrealized gains (losses)     $  (422)            $  1,408

     Oil and Natural Gas Production Taxes. RAM's oil and natural gas production taxes for the quarter ended March 31, 2006, were $810,000, an increase of $46,000, or 6%, from the $764,000 incurred for the quarter ended March 31, 2005. Production taxes are based on realized prices at the wellhead. As revenues from oil and natural gas sales increase or decrease, production taxes on these sales increase or decrease also. As a percentage of oil and natural gas sales, oil and natural gas production taxes were 4.8% for the quarter ended March 31, 2006, compared to 5.2% for the quarter ended March 31, 2005.

     Oil and Natural Gas Production Expense. RAM's oil and natural gas production expense was $4.3 million for the quarter ended March 31, 2006, an increase of $600,000, or 16%, from $3.7 million for the quarter ended March 31, 2005. The increase was primarily due to increased utility costs and higher maintenance costs due to additional producing wells. For the quarter ended March 31, 2006, RAM's oil and natural gas production expense was $13.54 per Boe compared to $10.51 per Boe for the quarter ended March 31, 2005, an increase of 29%. As a percentage of oil and natural gas sales, oil and natural gas production expense remained virtually unchanged for the quarter ended March 31, 2005 versus the quarter ended March 31, 2006.

     Amortization and Depreciation Expense. RAM's amortization and depreciation expense increased $254,000, or 9%, for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005. The increase was a result of higher capitalized costs due to increased drilling, and higher amortization rates. On an equivalent basis, RAM's amortization of the full-cost pool of $3.0 million was $9.50 per Boe for the quarter ended March 31, 2006, an increase per Boe of 16% compared to $2.9 million, or $8.21 per Boe for the quarter ended March 31, 2005.

     Accretion Expense. SFAS No. 143, Accounting for Asset Retirement Obligations, includes, among other things, the reporting of the "fair value" of asset retirement obligations. Accretion expense is a function of changes in fair value from period-to-period. RAM recorded $133,000 for the quarter ended March 31, 2006, compared to $78,000 for the quarter ended March 31, 2005.

     General & Administrative Expense. For the quarter ended March 31, 2006, RAM's general and administrative expense was $2.0 million, compared to $2.1 million for the quarter ended March 31, 2005.

     Interest Expense. RAM's interest expense increased by $756,000 for the quarter ended March 31, 2006, compared to the quarter ended March 31, 2005, due to higher interest rates during the 2006 period.

     Income Taxes. For the quarter ended March 31, 2006, RAM recorded income tax expense of $1.7 million, on pre-tax income of $4.5 million. For the quarter ended March 31, 2005, income tax expense was $0.9 million, on pre-tax income of $2.4 million. The effective tax rate for both quarters was 38%.

     Net Income. RAM's net income was $2.8 million for the quarter ended March 31, 2006, compared to net income of $1.5 million for the quarter ended March 31, 2005. The increase in RAM's net income for the first quarter of 2006 results from increases in oil and natural gas prices, and unrealized gains from derivatives.

Liquidity and Capital Resources

     As of March 31, 2006, RAM had cash and cash equivalents of $1.1 million and $3.4 million available under its revolving credit facility with Wells Fargo Foothill, Inc. and Ableco Finance, LLC (the "Foothill/Ableco facility"). At that date, RAM had $112.1 million of indebtedness outstanding, including $83.1 million under its credit facility, $28.3 million ($28.4 million excluding the original issue discount) of indebtedness evidenced by its 11 1/2% senior notes due 2008, and $0.6 million in other indebtedness.

     Credit Facility. On April 3, 2006, RAM entered into a Third Amended and Restated Loan Agreement with Guggenheim Corporate Funding, LLC, for itself and as Agent for a group of lenders. This new facility (the "Guggenheim facility"), amended, restated and replaced the Foothill/Ableco facility.

     Senior Notes. At March 31, 2006, RAM had outstanding $28.3 million aggregate principal amount of its 11 1/2% senior notes due 2008 which mature in February 2008. The notes bear interest at an annual rate of 11 1/2%, payable semi-annually on each February 15 and August 15. Pursuant to a Second Supplemental Indenture executed in November 2002, substantially all of the restrictive covenants and certain events of default contained in the original indenture were eliminated.

     Cash Flow From Operating Activities. RAM's cash flows from operating activities are comprised of three main items: net income (loss), adjustments to reconcile net income to cash provided (used) before changes in working capital, and changes in working capital. For the quarter ended March 31, 2006, RAM's net income was $2.8 million, as compared with net income of $1.5 million for the quarter ended March 31, 2005. Adjustments (primarily non-cash items such as depreciation and amortization, unrealized gain on derivatives, and deferred income taxes) were $2.5 million for the quarter ended March 31, 2006 compared to $4.9 million for the first quarter of 2005, a decrease of $2.4 million. The unrealized gain on derivatives caused most of this decrease, and was $3.0 million for the quarter ended March 31, 2006, compared to $77,000 for the first quarter of the previous year. Working capital changes for the quarter ended March 31, 2006 were $2.6 million compared with a negative adjustment of $4.0 million for the quarter ended March 31, 2005. For the quarter ended March 31, 2006, in total, net cash provided by operating activities was $7.9 million compared to $2.4 million of net cash provided by operations for the first quarter in the previous year.

     Cash Flow From Investing Activities. For the quarter ended March 31, 2006, net cash used in RAM's investing activities was $5.5 million, consisting of $5.1 million in payments for oil and gas properties and $425,000 in payments for other property and equipment, offset by $33,000 of sales proceeds from the sale of oil and gas properties. The first quarter of 2006 reflected a 100% increase in cash used in investing activities compared to the first quarter of the previous year. For the quarter ended March 31, 2005, net cash used in RAM's investing activities was $2.8 million, consisting entirely of payments for property additions, $2.7 million for oil and natural gas properties and equipment, and $64,000 for other property and equipment.

     Cash Flow From Financing Activities. For the quarter ended March 31, 2006, net cash used by RAM's financing activities was $1.3 million, compared to net cash provided of $906,000 for the quarter ended March 31, 2005. The cash used in the first quarter of 2006 included an $800,000 net debt reduction and $500,000 in dividends. Net cash provided in the quarter ended March 31, 2005 resulted from net borrowings on long-term debt.

Capital Commitments

     During the three months ended March 31, 2006, RAM had capital expenditures of $5.5 million, of which $4.0 million was allocated to drilling new development wells, $1.1 million for exploratory costs, $0.1 million for unproved property acquisition costs, and the remainder for professional software. RAM has budgeted $24.3 million for similar capital expenditures for the year 2006. However, the amount and timing of capital expenditures may vary depending on the rate at which RAM expands and develops its oil and natural gas properties. RAM may require additional financing for future acquisitions and to refinance its debt before or at its final maturities.

Quantitative and Qualitative Disclosures about Market Risk

     The carrying amounts reported in RAM's balance sheets for cash and cash equivalents, trade receivables and payables, installment notes and variable rate long-term debt approximate their fair values. Based on management estimates, the fair value of RAM's senior notes exceeded their carrying value at March 31, 2006 by approximately $1.2 million.

Interest Rate Risk

     RAM is exposed to changes in interest rates. Changes in interest rate affect the interest earned on its cash and cash equivalents and the interest rate paid on its borrowings, other than its senior notes. RAM has not used interest rate derivative instruments to manage its exposure to interest rate changes.

Commodity Price Risk

     RAM's revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and RAM's ability to borrow and raise additional capital. Lower prices may also reduce the amount of oil and natural gas that it can economically produce. RAM currently sells most of its oil and natural gas production under price sensitive or market price contracts.

     To reduce exposure to fluctuations in oil and natural gas prices and to achieve more predictable cash flow, RAM periodically utilizes various hedging strategies to manage the price received for a portion of its future oil and natural gas production. RAM has not established hedges in excess of its expected production.

     RAM's hedge positions at March 31, 2006 are shown in the following table:

                  Crude Oil (Bbls)                                Natural Gas (Mmbtu)
                  --------------------------------------------    --------------------------------------------
                  Floors                    Ceilings              Floors                    Ceilings
                  ----------------------    ------------------    ----------------------    ------------------
                  Per Day     Price         Per Day    Price      Per Day     Price         Per Day    Price
                  -------     -----         -------    -----      -------     -----         -------    -----
Collars
-----------------
2006              1,500       $48.30        1,500      $67.99     5,000       $6.22         5,000       $8.88
2007              1,000       $35.00        1,000      $69.74     4,247       $7.43         4,247      $11.62
2008                800       $50.00          800      $86.53     4,000       $7.50         4,000      $13.50

Bare Floors
-----------------
2006              250         $40.00

                  Secondary Floors                                Secondary Floors
                  ----------------------                          ----------------------
                  Per Day     Price                               Per Day     Price
                  -------     -----                               -------     -----
Year
-----------------
2006              none        none                                5,000        $9.50
2007              none        none                                4,000       $12.00

     RAM's hedging contracts for oil and natural gas continue through June 2008. Natural gas secondary floors for 2006 and 2007 are for April through October. Floors and ceilings for 2006 and 2007 are for January through June. For the three months ended March 31, 2006, RAM produced 2,079 Bbls of oil per day, 6,664 Mcf of natural gas per day and 343 Bbls of NGLs per day.

     At March 31, 2006 RAM had collars in place on 412,500 barrels of crude oil through December 2006, 365,000 barrels of crude oil through December, 2007 and 145,000 barrels of crude oil through June 2008. The 2006 collars have a weighted average floor and ceiling of $48.30 and $67.99, respectively. The 2007 collars have a weighted average floor and ceiling of $35.00 and $69.74, respectively. The 2008 collars have a weighted average floor and ceiling of $50.00 and $86.53, respectively. RAM also has purchased put options on 68,750 barrels of crude oil through December 2006 at a weighted average floor price of $40.00. For natural gas, RAM had collars in place on 1,375,000 Mmbtu of natural gas through December 2006, 1,550,000 Mmbtu of natural gas through December 2007 and 728,000 Mmbtu of natural gas through June 2008. The 2006 collars have a weighted average floor and ceiling of $6.22 and $8.88, respectively. The 2007 collars have a weighted average floor and ceiling of $7.43 and $11.62, respectively. The 2008 collars have a weighted average floor and ceiling of $7.50 and $13.50, respectively. RAM also purchased call options (secondary floors) on 1,070,000 Mmbtu of natural gas futures for April through October 2006 at a weighted average floor price of $9.50 and has purchased call options (secondary floors) on 856,000 Mmbtu of natural gas futures for April through October 2007 at a weighted average floor price of $12.00.

     RAM's statement of operations for the three months ended March 31, 2006 reflects realized and unrealized gain from derivatives of $1.4 million. Of this amount, $1.2 million is attributable to realized losses on option contracts settled during the period plus $0.4 million for contract premiums, and $3.0 million is attributable to unrealized gains on option contracts that will not settle for months or years in the future. Even if RAM does not purchase any additional hedging derivatives, the unrealized loss amount for the existing options reflected on RAM's financial statements will change in each subsequent reporting period as commodity futures prices change.

Exhibits
--------

Exhibit No.       Description
-----------       -----------

3.1     Amended and Restated Certificate of Incorporation of the registrant.*

3.2     Amended and Restated Bylaws of the registrant.*

4.1     Specimen Unit Certificate.*

4.2     Specimen Common Stock Certificate.*

4.3     Specimen Warrant Certificate.*

10.9.1 Amendment to Registration Rights Agreement among this registrant and the Founders dated May 8, 2006.*

10.12.1 Second Amended and Restated Voting Agreement (Included as Annex D of the Definitive Proxy Statement (No. 000-50682), dated April 12, 2006 and incorporated by reference herein).

10.15   Employment Agreement between registrant and Larry E. Lee dated May 8,
        2006.*

10.16 Escrow Agreement by and among the registrant, Larry E. Lee and Continental Stock Transfer & Trust Company dated May 8, 2006.*

10.17 Registration Rights Agreement among registrant and the investors signatory thereto dated May 8, 2006.*

10.22   Agreement between RAM and Shell Trading-US dated February 1, 2006.*

10.23   Agreement between RAM and Targa dated January 30, 1998.*

99.1    Press Release announcing the Closing dated May 8, 2006.*

*       Filed herewith.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 12, 2006.

                                        RAM ENERGY RESOURCES, INC.

                                        By:   /s/ Larry E. Lee
                                        Name:  Larry E. Lee
                                        Title:   Chairman, President and
                                                 Chief Executive Officer

EXHIBIT INDEX

Exhibit
  No.        Description                     Method of Filing
  ---        -----------                     ----------------

3.1     Amended and Restated Certificate    Filed herewith electronically
        of Incorporation of the registrant

3.2     Amended and Restated Bylaws of      Filed herewith electronically
        the registrant

4.1     Specimen Unit Certificate           Filed herewith electronically

4.2     Specimen Common Stock Certificate   Filed herewith electronically

4.3     Specimen Warrant Certificate        Filed herewith electronically

10.9.1  Amendment to Registration Rights    Filed herewith electronically
        Agreement among this registrant and
        the Founders dated May 8, 2006.

10.12.1 Second Amended and Restated Voting Incorporated herein by reference Agreement

10.15   Employment Agreement between        Filed herewith electronically
        registrant and Larry E. Lee dated
        May 8, 2006

10.16   Escrow Agreement by and among the   Filed herewith electronically
        registrant, Larry E. Lee and
        Continental Stock Transfer & Trust
        Company dated May 8, 2006.

10.17 Registration Rights Agreement among Filed herewith electronically registrant and the investors signatory thereto dated May 8, 2006

10.22   Agreement between RAM and Shell     Filed herewith electronically
        Trading-US dated February 1, 2006

10.23   Agreement between RAM and Targa     Filed herewith electronically
        dated January 30, 1998

99.1    Press Release announcing the        Filed herewith electronically
        Closing dated May 8, 2006